UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                  ------------

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 19, 2005

                                   QMED, INC.
                -------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


         Delaware                      0-11411                  22-2468665
----------------------------   ------------------------   ----------------------
(State or Other Jurisdiction   (Commission File Number)      (I.R.S. Employer
     of Incorporation)                                    Identification Number)

                               25 Christopher Way
                           Eatontown, New Jersey 07724
               ---------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

                                 (732) 544-5544
              -----------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

         [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

         [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

         [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01. Entry Into A Material Definitive Agreement.

         On April 20, 2005, QMed, Inc. (the "Company") issued a press release announcing that K. Randall Burt had been retained as the President of Health e Monitoring Inc., a wholly-owned subsidiary of the Company ("HEMI"). A copy of the press release is furnished as Exhibit 99.1.

         Mr. Burt's Executive Employment Agreement was dated and became effective on April 19, 2005 (the "Employment Agreement"). Under the terms of the agreement, Mr. Burt will receive an annual base salary of $210,000. He will also be eligible to receive an annual bonus in amount up to 35% of his annual base salary.

         Pursuant to the agreement, Mr. Burt was granted an option to purchase 50,000 shares of the Company's common stock. The option will vest at the rate of one third (1/3) on each of the first, second and third anniversary of the date of grant of such option. Pursuant to the Employment Agreement, HEMI is obligated to reimburse Mr. Burt for up to $40,000 in relocation expenses and up to $500 per month for the use of an automobile in the performance of his duties.

         The initial term of Mr. Burt's employment agreement is two (2) years, commencing on April 19, 2005. The agreement will be automatically renewed for successive one-year terms unless either party notifies the other party of its intention not to renew the agreement. HEMI or Mr. Burt may terminate the Employment Agreement at any time. If Mr. Burt's employment is terminated (i) by HEMI other than for cause (as defined in the agreement) or (ii) by his resignation for good reason (as defined in the agreement), then HEMI must, within 30 days of the termination of his employment, pay to Mr. Burt any earned but unpaid salary, bonus, accrued vacation pay, and a severance payment equal to six (6) months base salary. In the event of termination due to Mr. Burt's permanent disability, he will be entitled to payments under the disability insurance, if any, maintained by the company as well as to the payment, within thirty days of termination of his employment, of any accrued but unpaid salary and vacation pay.

         A copy of Mr. Burt's employment agreement is attached as Exhibit 10.1.

Item 8.01. Other Events.

         On April 19, 2005, QMed, Inc. (the "Company") issued 97,134 shares of its Common Stock, $.001 par value (the "QMed Shares") to K. Randall Burt as part of the payment of the purchase price for the shares of common stock of Health e Monitoring, Inc. ("HEMI"), owned by Mr. Burt ("HEMI Shares"), pursuant to the terms of a certain Stock Purchase Agreement between the Company, Mr. Burt and HEMI, dated April 19, 2005 (the "HEMI Stock Purchase Agreement"). The HEMI shares represent all of the issued and outstanding shares of HEMI capital stock.

         The QMed Shares issued to Mr. Burt represent $800,000 of the purchase price paid by the Company to Mr. Burt for Mr. Burt's Shares (the "Purchase Price"). Of the 97,134 QMed Shares, 60,709 shares, representing $500,000 of the Purchase Price, are subject to complete and automatic forfeiture upon the failure to achieve certain revenue goals for HEMI in 2006, as disclosed in the HEMI Stock Purchase Agreement.

         The issuance of the QMed Shares did not involve any public offering. The Company issued the Shares in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended and/or Regulation D promulgated under the Securities Act of 1933. The Company made no solicitation in connection with the transactions other than communications with Mr. Burt. The Company obtained representations from Mr. Burt regarding his investment intent, experience, sophistication and status as an accredited investor, as defined in Rule 501(a) of the Securities Act of 1933. The QMed Shares were issued with restricted securities legends. No underwriting discounts or commissions were paid in conjunction with the issuance of the QMed Shares.

         Contemporaneously with the execution of the HEMI Stock Purchase Agreement, each of the Company and Burt executed an Executive Employment Agreement, providing for Mr. Burt's employment as the President of HEMI. A copy of such Executive Employment Agreement is attached hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

         (c) Exhibits

                  10.1 Executive Employment Agreement, between Health e Monitoring Inc. and K. Randall Burt, dated April 19, 2005

                  99.1     Press Release of QMed, Inc., dated April 20, 2005

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     QMED, INC.


                                     By:  /s/ William T. Schmitt, Jr.
                                         ---------------------------------------
                                         Name: William T. Schmitt, Jr.
                                         Title: Senior Vice President, Treasurer
                                         & Chief Financial Officer

Date: April 21, 2005

                                  EXHIBIT INDEX

Exhibit
Number                                Description
------                                -----------

10.1 Executive Employment Agreement between Health e Monitoring Inc. and K. Randall Burt, dated April 19, 2005

99.1              Press Release of QMed, Inc., dated April 20, 2005